As filed with the Securities and Exchange Commission on November 30, 2012

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Emerald Oil, Inc.

(Exact name of registrant as specified in its charter)

Montana	77-0639000

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1600 Broadway, Suite 1040 Denver, Colorado	80202
(Address of Principal Executive Offices)	(Zip Code)

Emerald Oil, Inc. Amended and Restated 2011 Equity Incentive Plan

(Full title of the plan)

Mike Krzus Chief Executive Officer Emerald Oil, Inc. 1600 Broadway, Suite 1040 Denver, Colorado 80202 (303) 323-0008 (Name, address and telephone number, including area code, of agent for service)	Copy to: Kirk Tucker Mayer Brown LLP 700 Louisiana Street, Suite 3400 Houston, Texas 77002 (713) 238-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.001 par value per share	2,785,714 shares	$5.06	$14,095,713	$1,922.66

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also include such additional indeterminate number of shares of common stock as may become issuable under the applicable plan as a result of stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the common stock of Registrant reported on the NYSE MKT for November 29, 2012.

EXPLANATORY NOTE

Emerald Oil, Inc. (the “Registrant”) previously filed a Registration Statement on Form S-8 (File No. 333-1790630) on February 22, 2012 to register 5,000,000 shares of common stock, par value $.001 (“Common Stock”) authorized for issuance under the Registrant’s 2011 Equity Incentive Plan (the “Plan”). On October 22, 2012, the Registrant’s shareholders approved an amendment to the Plan to increase the number of shares available to be awarded under the Plan from 5,000,000 shares to 24,500,000 shares (the “Amended Plan”), as described in the Registrant’s definitive proxy statement filed with the United States Securities and Exchange Commission (the “Commission”) on September 26, 2012. On October 22, 2012, the Registrant also effected a 1-for-7 reverse stock split of its Common Stock (“Reverse Stock Split”), which Reverse Stock Split reduced the 5,000,000 shares previously authorized under the Plan and registered under the Registration on Form S-8 (File No. 333-1790630) from 5,000,000 shares to 714,286 shares of Common Stock and reduced the number of shares of Common Stock authorized under the Amended Plan from 24,500,000 shares to 3,500,000 shares. The Registrant is filing this registration statement to register the additional 2,785,714 shares of Common Stock authorized under the Amended Plan. Except as otherwise noted herein, all share amounts mentioned herein give retroactive effect to the Reverse Stock Split, as applicable.

Pursuant to General Instruction E to Form S-8, Part I and Items 4-7 and 9 of Part II of the Registrant’s Registration Statement on Form S-8 (File No. 333-1790630) are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein. Only those items of Form S-8 containing new information not contained in the earlier registration statement are presented herein.

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are hereby incorporated by reference into this Registration Statement and are made a part hereof:

•	our Annual Report on Form 10-K for the year ended December 31, 2011;

•	our Quarterly Reports on Form 10-Q and 10-Q/A for the quarterly periods ended March 31, 2012, June 30, 2012 and September 30, 2012;

•	our Current Reports on Form 8-K and 8-K/A as filed with the Commission on February 2, 2012; February 15, 2012; March 13, 2012; March 21, 2012; April 5, 2012; April 16, 2012; May 8, 2012; May 31, 2012; July 10, 2012; July 31, 2012, as amended August 8, 2012; September 6, 2012; September 10, 2012; September 10, 2012; September 26, 2012; September 28, 2012; October 9, 2012, as amended October 9, 2012; October 24, 2012; and November 21, 2012;

•	our definitive Proxy Statements on Schedule 14A as filed with the SEC on April 20, 2012, and September 26, 2012; and

•	the description of our common stock set forth in our registration statement on Form 8-A/A filed pursuant to Section 12 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) on June 3, 2011, including subsequent amendment(s) or report(s) filed for the purpose of updating that description.

In addition, all reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The statements required to be so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

 Reference is made to the Exhibit Index for a detailed list of exhibits filed as a part hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, State of Colorado, on November 30, 2012.

EMERALD OIL, INC.

By:	/s/ Mike Krzus
Name:	Mike Krzus
Title: Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Mike Krzus and McAndrew Rudisill, and each of them, their true and lawful attorneys-in-fact and agents with full power of substitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James Russell (J.R.) Reger
James Russell (J.R.) Reger	Executive Chairman, Director and Secretary	November 30, 2012

/s/ Mike Krzus
Mike Krzus	Chief Executive Officer and Director	November 30, 2012

/s/ McAndrew Rudisill
McAndrew Rudisill	President and Director	November 30, 2012

/s/ Lyle Berman
Lyle Berman	Director	November 30, 2012

/s/ Duke R. Ligon
Duke R. Ligon	Director	November 30, 2012

/s/ Seth Setrakian
Seth Setrakian	Director	November 30, 2012

/s/ Daniel L. Spears
Daniel L. Spears	Director	November 30, 2012

INDEX TO EXHIBITS

Exhibit
No.	Description

5.1	Legal Opinion of Dorsey& Whitney LLP

10.1	Emerald Oil, Inc. Amended and Restated 2011 Equity Incentive Plan

23.1	Consent of BDO USA LLP

23.2	Consent of Mantyla McReynolds LLC

23.3	Consent of Netherland, Sewell & Associates, Inc.

23.4	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in Part II as a part of the signature page of the Registration Statement)